Exhibit 10.2

Employment Agreement

This EMPLOYMENT AGREEMENT (hereafter “the Agreement” or “Agreement”) is dated as of January 26, 2007 by and between Financial Media Group, Inc., a Nevada corporation, (referred to as the “Company”) and Mr. Manu Ohri (the “Executive).

WHEREAS, the Company is in the business of selling diversified media and advertising services (the “Business”);

WHEREAS, the Executive is an experienced financial executive and has been employed by the Company; and

WHEREAS, the Company and the Executive desire to retain their employment relationship and establish a contractual employment relationship with each other.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Employment. The Company agrees to employ the Executive, and the Executive accepts employment with the Company, on the terms and conditions set forth herein.

2.
Term. The term of employment (the “Employment Term”) under this Agreement shall commence as of the date hereof and continue, subject to the terms and conditions of this Agreement, for a period of thirty-six (36) months from such date.  The Employment Term shall be renewed upon the mutual agreement of the Executive and Company.

3.
Position. The Company shall employ the Executive for the Employment Term as its  Executive Vice-President and Chief Financial Officer, to perform when and where necessary, such duties relating to the overall operations of the Company as may from time to time be assigned to the Executive by the President & Chief Executive Officer and Board of Directors.  The Executive agrees to accept such employment and to devote his best efforts in and to the faithful in performing his duties hereunder subject to the general direction and control of the Board of Directors of the Company.

4.
Elected to Board. The Company shall use its best efforts to cause the Executive to a) be elected to the Board of Directors of the Company at the next Annual Meeting of Shareholders of the Company, and b) provide Director’s & Officer’s insurance coverage during the tenure of employment.

5.
Compensation. In consideration of the services to be rendered by the Executive for his duties pursuant to Section 3 of this Agreement, including, without limitation, any services rendered by the Executive as a director, officer or employee of the Company or of any of its subsidiaries, divisions or affiliated companies, and in full payment for the due and faithful performance of said services, the Company shall pay the Executive and the Executive agrees to accept an annual base salary at the rate of $150,000 for the twelve month period ended December 31, 2007; $172,500 for the year ended December 31, 2008 and $198,375 for the year ended December 31, 2009 (the “Base Compensation”).  In addition to the Base Compensation, the Executive shall receive bonuses from the Company as determined by the Board of Directors based upon the performance of the Company. In the event that the Company is unable to pay to Executive the Base Compensation in cash, the Executive at his discretion and upon the consent and acceptance thereto by the President and Chief Executive Officer, may agree to receive restricted common shares for compensation earned, calculated at the closing price on the first trading day of the month of compensation earned, discounted by 50%.

Payments to the Executive of his Base Compensation hereunder shall be made periodically on the dates established by the Company for payment of other executive employees, but not less frequently than once a month.  All payments under this agreement shall be subject to all deductions and withholdings as required by law.

Within thirty (30) days of the execution of this Agreement, the Company shall issue to the Executive an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.25 per share (herein referred to as “Option”). Such Options shall vest and become exercisable in two equal installments of 250,000 shares on each of February 1, 2008 and February 1, 2009.  The Options shall immediately vest and become exercisable as to an aggregate number of shares if there is a change in control of the Company.  The Options shall be exercisable to the extent vested at any time until February 1, 2014. The Options shall otherwise be subject to all terms of the Option Agreement, if any, between the Executive and the Company evidencing the Option.

The Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with his employment hereunder, upon the presentation of proper documentation therefore in accordance with the usual procedures of the Company.  Such expenses shall not exceed $1,000 per month without the authorization of the Board.

The Executive shall be entitled during the Employment Term to i) an automobile allowance equal to six hundred and fifty dollars ($650) per month, and ii) an allowance for usage of cellular phone for his exclusive use for the Company equal to one hundred and fifty dollars ($150) per month.

The Executive shall be entitled to participate in and receive medical and dental benefits for the Executive and his dependents at the Company’s expense, in accordance with the provisions of the Company’s benefits plan or program currently in effect. The Company will provide the Executive (i) a life insurance policy in the amount of $1,000,000; (ii) three weeks’ vacation annually; (iii) long-term and short-term disability coverage in accordance with the provisions of any of the Company’s employee benefit plans or programs now or hereafter in effect, to the same extent that employees of the Company in positions similar to that of the Executive have the right to participate in such plans and programs. The Company will reimburse to the Executive actual insurance premiums paid by the Executive, such premiums currently amount to $1,433 per month.

The Executive shall be entitled during the Employment Term to receive reimbursement from the Company for membership dues for business and professional associations. Such expenses shall not exceed $2,500 annually without the authorization of the Board.

6.
Representation by Executive of Other Clients: The Company and Executive acknowledge that the Executive currently provides Consulting services to a number of entities. The Company agrees to consent that the Executive may render accounting, advisory and consulting services to other clients of Executive engaged in the similar or different businesses as that of the Company as long as the Executive gives preference and attends to the Company’s needs first.

7.
Termination. The employment of the Executive may be terminated by the Company at any time, but any termination of the Executive by the Company will not excuse payment to the Executive of the Executive’s Base Compensation. Upon termination by the Company, Executive shall be entitled to the severance benefits set forth in Section 8 below.

The Executive may terminate his employment hereunder upon thirty days written notice to the Company. In the event that the Executive terminates his employment with the Company, the Executive forfeits his remaining Base Compensation which would have been due to Executive had the Executive remained in employment with the Company for the entire duration of this Agreement.

8.
Payments on Termination. Upon termination of the Executive’s employment for any reason, the Company shall pay to the Executive any accrued but previously unpaid Base Compensation prorated to the effective date of such termination.

As an inducement for Executive to enter into this Agreement, in the event the Company terminates the Executive’s employment for any reason, the Company shall make severance payments to Executive equal to and in the same manner as the Executive’s Base Compensation through the remaining term of this Employment Agreement. If the Company terminates the Executive at any time within the first year of completion of employment, the Company shall pay to Executive the Executive’s Base Compensation for a period of six (6) months in accordance with the Company’s normal payroll policies and procedures, but no less than once per month. If the Company terminates the Executive at any time after the completion of one year’s employment but before the completion of two (2) years of employment, the Company shall pay to Executive the Executive’s Base Compensation for a period of four (4) months in accordance with the Company’s normal payroll policies and procedures, but no less than once per month. If the Company terminates the Executive at any time after the completion of two years of service but before the completion of three (3) years of employment, the Company shall pay to Executive the Executive’s Base Compensation for a period of three (3) months in accordance with the Company’s normal payroll policies and procedures, but no less than once per month.

In the event that the Company is unable to pay to Executive the Base Compensation in cash, the Executive at his discretion and upon the consent and acceptance thereto by the President and Chief Executive Officer, may agree to receive restricted common shares for compensation earned, calculated at the closing price on the first trading day of the month of compensation earned, discounted by 50%.

In addition, upon termination of the Executive’s employment with the Company, the Company shall provide and Executive shall receive (i) Executive’s Base Compensation accrued through the date of termination; (ii) all accrued and unpaid vacation pay and accrued bonuses, if any, to date of termination; (iii) any bonuses which would have been paid but for the termination, prorated through the date of termination, based upon the Company’s performance and in accordance with the terms, provisions and conditions of any Company incentive bonus plan in which Executive may be designated a participant; (iv) for a period of 12 months after the date of termination, at the Company’s expense, coverage to Executive under the Company’s life insurance and disability insurance policies; coverage to Executive and his dependents for medical and dental insurance under the Company’s health plan; if any of the Company’s medical and dental, life insurance, or disability insurance plans are not continued or if Executive is not eligible for coverage hereunder because of the termination of his employment, the Company shall pay the amount required for Executive to obtain equivalent coverage; and (v) reasonable outplacement services.

Further, upon termination of Executive’s employment by the Company, all equity options, restricted equity grants and similar rights held by the Executive with respect to securities of the Company shall automatically become vested and shall become immediately exercisable.

9.
Covenant Not to Compete.  The Executive agrees that during the Employment Term, he will not, directly or indirectly, have any ownership interest of five percent or more in a corporation, firm, trust, association or other entity that is in competition with the Company, nor will Executive engage in any activities which are directly in competition with the Company.

It is expressly understood that the limitations contained in this Section 9 shall be in addition to, and not in substitution of, any provisions of a separate non-competition agreement which may be entered into between the Executive and the Company.  To the extent any provision herein is not consistent with such non-competition agreement, the terms and provisions of the non-competition agreement shall apply.

10.
Inventions. For purposes of the Agreement, “Invention” shall mean any and all machines, apparatuses, compositions of matter, methods, know-how, processes, designs, configurations, uses, ideas, concepts, or writings of any kind, discovered, conceived, developed, made, or produced, or any improvements to them, and shall include, but not be limited to the definition of an invention contained in the United Sates Patent Laws.

The Executive understands and agrees that all Inventions, or trademarks or copyrights relating thereto, which reasonably relate to the business of the Company and which are conceived or made by him during his employment by the Company either alone or with others, are the sole and exclusive property of the Company. The Executive understands and agrees that all Inventions, trademarks, or copyrights described above in this Section 9 are the sole and exclusive property of the Company whether or not they are conceived or made during regular working hours.

The Executive agrees that he will disclose promptly and in writing to the Company all Inventions within the scope of this Agreement, whether he considers them to be patentable or not, which he, either alone or with others, conceives or makes (whether or not during regular working hours).  The Executive hereby assigns and agrees to assign all his right, title, and interest in and to those Inventions that relate to the business of the Company and agrees not to disclose any of these to others without the written consent of the Company, except as required by the conditions of his employment.

The Executive agrees that he will at any time during his employment hereunder, or after this Employment Agreement terminates, on the request of the Company, (i) execute specific assignments in favor of the Company, or its nominee, of any of the Inventions covered by this Agreement, (ii) execute all papers and perform all lawful acts the Company considers necessary or advisable for the preparation, application procurement, maintenance, enforcement, and defense of patent applications and patents of the United States and foreign countries for these Inventions, for the perfection or enforcement of any trademarks or copyrights relating to such Inventions, and for the transfer of any interest the Executive may have, and (iii) execute any and all papers and lawful documents required or necessary to vest sole right, title, and interest in the Company or its nominee of the above Inventions, patent applications, patents, or any trademarks or copyrights relating thereto.  The Executive will, at the Company’s expense, execute all documents (including those referred to above) and do all other acts necessary to assist in the preservation of all the Company’s interests arising under this Agreement.

11.
Secrecy. For purposes of this Agreement, “proprietary information” shall mean any information relating to the business of the Company that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) Company information encompassed in all computer code, software, notes, written concepts, drawings, designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts, or ideas in or reasonably related to the business of the Company.

The Executive agrees to regard and preserve as confidential all proprietary information pertaining to the Company’s business that has been or may be obtained by the Executive prior to or during his employment by the Company (whether before, during or after the Employment Term hereof), whether he has such information in his memory or in writing or other physical form.  The Executive will not use for his benefit or purposes, nor disclose to others, either during the Employment Term or thereafter, except as required by the conditions of his employment hereunder, any proprietary information connected with the business or developments of the Company.

The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or any of its subsidiaries, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any proprietary information of the Company.  The Executive recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Company.  A breach of this provision shall be considered good cause for termination.  Upon termination of his employment hereunder, for any reason, the Executive shall forthwith deliver up to the Company all proprietary information, including, without limitation, all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company or its affiliates, and no copy of any such proprietary information shall be retained by him.

12.
Injunctive Relief. The Executive acknowledges that in the event of a breach or threatened breach by the Executive of any of the provisions of Sections 9, 10 or 11, monetary damages will not adequately compensate the Company and the Company shall be entitled to an injunction restraining the Executive from the commission of such breach, in addition to any other remedies or rights the Company may have.

13.
Defense and Indemnification. In the event that the Executive is named as a defendant in any lawsuit arising from his duties as an employee of the Company, or is called as a witness to any administrative or legal proceeding arising from his duties as an employee of the Company, the Company agrees to defend Executive and indemnify him from any expenses or obligations incurred thereby, including legal and attorney’s fees, as well as transportation costs, such that Executive will have no out of pocket costs or liabilities. The parties are aware that this obligation of the Company shall remain in effect after Executive’s employment with the Company terminates.

14.
Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered by prepaid registered or certified mail, return receipt requested.  Such duly mailed notice shall be deemed given when dispatched.  The address for mailed notices shall be:

For the Executive:
Mr. Manu Ohri
1199 N. Palo Loma Place
Orange, California 92869

For the Company:
Financial Media Group, Inc.
2355 Main Street, Suite 120
Irvine, California 92614

Any party may notify the other parties in writing of a change of address by serving notice in the manner provided in this Section.

15.
 No Conflicting Agreements. Except as set forth herein, the Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any agreement to which he is a party or by which he is bound.

16.
Governing Law; Entire Agreement. This Agreement shall be construed according to the laws of the State of California, and constitutes the entire understanding between the parties, superseding and replacing all prior understandings and agreements relating to employment between the Company and the Executive and the parties shall cause such other agreements, if any, to be terminated.  This Agreement cannot be changed or terminated except by an instrument in writing signed by each of the parties hereto. In the event that litigation is commenced to enforce the terms of this Agreement, the parties agree that venue shall lie in the Superior Court of Orange County, California.

17.
Amendments. If any provision of this Agreement or the application thereof shall for any reason be invalid or unenforceable, such provision shall be limited only to the extent necessary in the circumstances to make such provision valid and enforceable and its partial or total invalidity or unenforceability shall in any event not affect the remaining provisions of this Agreement which shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

Financial Media Group, Inc.

By /s/ Albert Aimers
Albert Aimers, President & CEO

EXECUTIVE:

By /s/ Manu Ohri
Manu Ohri